Sonic Foundry Announces Appointment of Joseph Mozden as New CEO

MADISON, Wis. — August 5, 2020 — Sonic Foundry Sonic Foundry, Inc. (OTC Pink Sheets: SOFO) announced today that its Board of Directors has unanimously chosen Joe Mozden, Jr. as the Company’s new Chief Executive Officer, effective September 14.

Mozden most recently served in executive management roles at DeVry University focusing on developing and implementing innovative e-learning revenue growth strategies by engaging a new corporate client base, delivering new services and expanding overseas.

The selection of Mozden caps a search process initiated by the Board to find a chief executive officer with the experience and skill-set to rapidly expand customer usage of Sonic Foundry’s existing products to facilitate e- learning, media connectivity, and video data storage and retrieval required in the public and private sectors as institutions turn to on-line technologies amid the COVID-19 outbreak. Many of the company’s existing customers have been able to use Mediasite content to provide students with e-learning alternatives to the in-person classroom experience during the pandemic.

“Joe is certainly the best choice to lead our Company in a new phase of growth,” said Mark Burish, the Company’s Chairman and largest shareholder. “He has been successful in increasing sales and profitability in past positions, and we are convinced that he can duplicate that success here at Sonic Foundry. Joe’s experience aligns perfectly with the needs of the company as we navigate the demands of distance learning and collaboration in these changed market circumstances.”

“I’m excited by the prospects in front of Sonic Foundry, and grateful for the opportunity the Board has provided me to lead the organization and offer fresh ideas with an emphasis on growth,” said Joe Mozden. “Understanding and creatively adapting to our clients’ needs at this unique time will be vital as we seek to be their partner and provide the business solution to meet the disruption faced by not only higher-education, but private enterprises as well.”

In addition to DeVry, Mozden, 57, has held positions at both public and private entities including Nortel Networks, The Allant Group and LSSI. He holds an MBA in Finance and International Business from the New York University Stern School of Business and a BS in Electrical Engineering from Rensselaer Polytechnic Institute. He will succeed Michael Norregaard, who took the post May 2019.

About Sonic Foundry®, Inc.
Sonic Foundry (OTC: SOFO) is the global leader for video capture, management and streaming solutions. Trusted by more than 5,200 educational institutions, corporations, health organizations and government entities in over 65 countries, its Mediasite Video Platform quickly and cost-effectively automates the capture, management, delivery and search of live and on-demand streaming videos. Learn more at www.mediasite.com and @mediasite.

© 2020 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Media Relations:
Nicole Wise, Director of Communications
920.226.0269
nicolew@sonicfoundry.com